Filed Pursuant to Rule 433
                                                         File No.: 333-130755-08

July 16, 2007

UPDATE to the Structural and Collateral Information Free Writing Prospectus dated June 2007 (the "Term Sheet FWP") and the Free Writing Prospectus dated June 29, 2007 (the "June 29 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-3 - $3.51B** NEW ISSUE CMBS - Structural and Collateral Update


Collateral Update
-----------------

1. Summary Pool Information. Annex I to this Update contains certain updated information concerning the Mortgage Pool.

2. J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP11 Securitization Closing. The J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP11 Securitization ("JPMCC 2007-LDP11 Securitization") closed on July 5, 2007. Accordingly: (A) the JQH Hotel Portfolio Pari Passu Note A-2 and the ChampionsGate Hotel Pari Passu Note A-1 are currently held by the trust related to the JPMCC 2007-LDP11 Securitization; (B) the controlling class representative for the JPMCC 2007-LDP11 Securitization, American Capital Strategies, Ltd., is the ChampionsGate Controlling Holder and will exercise certain rights of the JQH Hotel Portfolio Pari Passu Note A-2 Holder; and (C) the ChampionsGate Hotel Whole Loan is being serviced under the pooling and servicing agreement relating to the JPMCC 2007-LDP11 Securitization.

The asset-backed securities referred to in these materials, and the asset pools backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination"). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Banc of America Securities LLC and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options). Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

                                    ANNEX I


Loan
Number          Property Name                          Annex Field
------------------------------------------------------------------------------------------------------------------------------------
90001059        R Street Storage                       Annual Deposit to Replacement Reserves
9000389         East Village                           Ongoing Tax and Insurance Escrow
90001294        Whiskey Bottom Bus Center              Ongoing Tax and Insurance Escrow
90001232        Surgical Associates of Richmond        Note Date
90001232        Surgical Associates of Richmond        Borrower Principal
101             Renaissance Mayflower Hotel            Occupancy As of Date
102             Metropolis Shopping Center             Ground Lease Maturity Date
104             Rockwood Ross Multifamily Portfolio    Existing Additional Debt Description
20953           North Park Business Park Portfolio 3   Property Address
22442           Alpine Village Apartments              Utilities Tenant Pays
19187           Islip Industrial                       Annex Footnotes
3404645         One Main Plaza                         Second Largest Tenant Lease Expiration
3405209         One Park Avenue                        Future Debt Description
3406643         Old Peachtree Commons                  U/W EGI
3406386         Hilton Anatole                         Grace Period
3405691         655 Engineering                        Grace Period
3404238         340 Flatbush Avenue Extension          Grace Period
9000658         ezStorage Corp. - Glen Burnie          Grace Period
9000606         ezStorage Corp. - Lanham               Grace Period
9000655         ezStorage Corp. - Ruxton               Grace Period
9000502         Freeman White                          Grace Period
9000504         Hampton Inn Gainesville                Grace Period
3405879         Shallotte Commons                      Grace Period
9000481         Scottish Rite Building                 Grace Period
9000273         Schaefer Industrial                    Grace Period
90001289        All American Self Storage              Grace Period
9000882         Lafitte Square Office                  Grace Period
700             Nantucket Creek                        Annual Deposit to Replacement Reserves
900             1001-1007 Third Ave                    Manager
900             1001-1007 Third Ave                    Sponsor
900             1001-1007 Third Ave                    Note Date
900             1001-1007 Third Ave                    Mortgage Rate
900             1001-1007 Third Ave                    Monthly Payment
900             1001-1007 Third Ave                    U/W DSCR
900             1001-1007 Third Ave                    Net Mortgage Rate



Loan
Number                                                    June 28 FWP
------------------------------------------------------------------------------------------------------------------------------------
90001059                                                     1,030
9000389                                                    Tax Only
90001294                                                   Tax Only
90001232                                                   6/21/2007
                           John C. Dietrick, Richard L. Binns, John W. Hyslop, David A.
                           Bettinger, Ruth B. Felsen, Martin T. Evans, Clyde L. Johnson, Matthew
                           E. Alter, Steven E. Swartz, Raymond G. Makhoul, Venkat Santosh,
90001232                   Amy T. Rose, D. Michael Rose, Eric S. Bell
101                                                        5/23/2007
102                                                        12/1/2033
                           Pari Passu (100,000,000); First Tier Mezzanine (9,711,640.17); Second
104                        Tier Mezzanine (25,000,000)
                           11819 Miami Street, 2520 North 117th Avenue, 2533 North 117th
20953                      Avenue
22442                                                   Water, Electric
19187
3404645                                                    5/31/2007
3405209                                                    Mezzanine
3406643                                                     722,216
3406386                                                        0
3405691                                                        6
3404238                                                        0
9000658                                                        5
9000606                                                        5
9000655                                                        5
9000502                                                        5
9000504                                                        7
3405879                                                        5
9000481                                                        5
9000273                                                        7
90001289                                                       7
9000882                                                        7
700                                                            0
900                                                Reading Cinemas USA, LLC
900                                                  Reading International
900                                                        6/22/2007
900                                                          6.66%
900                                                        84,380.90
900                                                          1.63
900                                                          6.64%



Loan
Number                                                                    Prospectus Supplement
------------------------------------------------------------------------------------------------------------------------------------
90001059                                                                         12,384
9000389                                                                           Yes
90001294                                                                          Yes
90001232                                                                       6/22/2007
                                                  Dietrick, John C.; Binns, Richard L.; Hyslop, John W.; Bettinger,
                                                  David A.; Felsen, Ruth B.; Evans, Martin T.; Johnson, Clyde L.; Alter,
                                                  Matthew E.; Swartz, Steven E.; Makhoul, Raymond G.; Santosh,
90001232                                          Venkat; Rose, Amy T.; Rose, D. Michael; Bell, Eric S.
101                                                                            5/18/2007
102                                                                               NAP
                                                  Pari Passu (100,000,000); First Tier Mezzanine (10,520,805.50);
104                                               Second Tier Mezzanine (25,000,000)
                                                  11819 Miami Street, 2520 North 117th Avenue and 2533 North 117th
20953                                             Avenue
22442                                                                       Electric, Water
                                                  For Loan No. 19187, the Town of Islip Board approved via a resolution an extension of the Master Ground Lease term to be co-
                                                  terminus with the Ground Sublease which expires on August 31,
                                                  2046. An amendment to the Master Ground Lease evidencing the
19187                                             extension is pending.
3404645                                                                         6/1/2017
3405209                                                                     Junior Mezzanine
3406643                                                                         760,227
3406386                                                                            5
3405691                                                                            0
3404238                                                                            5
9000658                                                                            7
9000606                                                                            7
9000655                                                                            7
9000502                                                                            15
9000504                                                                            5
3405879                                                                            15
9000481                                                                            7
9000273                                                                            5
90001289                                                                           5
9000882                                                                            5
700                                                                              28,044
900                                                                        Citadel Cinemas, Inc.
900                                                                    Reading International, Inc.
900                                                                            6/28/2007
900                                                                              6.73%
900                                                                            85,230.03
900                                                                               1.61
900                                                                              6.70%